Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this amendment of Registration Statement on Form F-1 of ReTo Eco Solutions Inc., of our report dated May 14, 2021, with respect to the consolidated balance sheets of ReTo Eco Solutions Inc., and its subsidiaries as of December 31, 2020, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for the year ended December 31, 2020, included in this amendment of Registration Statement. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ YCM CPA, Inc.

Irvine, California

August 31, 2021